Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CMS Bancorp, Inc.

(Pursuant to Section 242 of the Delaware General Corporation Law)

The undersigned Stephen Dowd, desiring to amend the certificate of incorporation of a Delaware corporation under the provisions of the Delaware General Corporation Law (the “DCGL”), hereby certifies as follows:

1.	He is the duly elected, qualified and acting Senior Vice President and Chief Financial Officer of CMS Bancorp, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”).

2.	The Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State on August 29, 2005, and has never been amended (such Certificate of Incorporation, the “Certificate”).

3.	Section 1 of Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

Section 1. Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eight million (8,000,000) shares, of which one million (1,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the “Preferred Stock”), and seven million (7,000,000) shares shall be common stock, par value one cent ($.01) per share (the “Common Stock”). The Preferred Stock and Common Stock are sometimes hereinafter, collectively, referred to as the “Capital Stock.”

4.	The amendment set forth herein has been duly approved and adopted by the Board of Directors of the Company.

5.	The necessary number of issued and outstanding shares of capital stock of the Company required by the DCGL to approve the amendment set forth herein were voted in favor of the amendment at the Company’s annual meeting held on February 19, 2009.

6.	The amendment was duly adopted in accordance with the provisions of Section 242 of the DCGL.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Stephen Dowd, its Senior Vice President and Chief Financial Officer, this 20th day of February, 2009.

By:	/s/ Stephen Dowd
Name:	Stephen Dowd
Title:	Senior Vice President and Chief Financial Officer